E1	ADDITIONAL INFORMATION
	EXHIBIT 7.1	SHELL ANNUAL REPORT AND FORM 20-F 2015

EXHIBIT 7.1

CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES	$ MILLION

	2015	2014	2013	2012	2011
Pre-tax income from continuing operations before income from equity investees	(1,480)	22,198	26,317	41,564	46,806
Total fixed charges	2,495	2,113	1,710	1,712	1,608
Distributed income from equity investees	4,627	6,902	7,117	10,573	9,681
Interest capitalised	(839)	(757)	(762)	(567)	(674)
Total earnings	4,803	30,456	34,382	53,282	57,421
Interest expensed and capitalised	1,795	1,522	1,412	1,461	1,209
Interest within rental expense	700	591	298	251	399
Total fixed charges	2,495	2,113	1,710	1,712	1,608
Ratio of earnings to fixed charges	1.93	14.41	20.11	31.12	35.71

For the purposes of the table above, earnings consist of pre-tax income from continuing operations (before adjustment for non-controlling interest) plus fixed charges (excluding capitalised interest) less undistributed income of joint ventures and associates. Fixed charges consist of expensed and capitalised interest (excluding accretion expense) plus interest within rental expenses (for operating leases).